EXHIBIT 99.1
Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2021 Results

•Revenues of $3.4 billion, up 18% year-over-year
•Diluted Earnings per Share of $1.18, or $1.52 on a non-GAAP basis
•Net Bookings of $3.8 billion (book-to-bill ratio of 1.1) build a strong foundation for growth
•Backlog grows for fourteenth consecutive quarter to $33.5 billion, up 9% year-over-year
RESTON, Va., August 3, 2021 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the second quarter of fiscal year 2021.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented, "Our results in the second quarter reflect our leadership position in the government technology market. I am tremendously proud of the way Leidos has responded throughout the pandemic, as our employees and business partners continually delivered for our customers and shareholders. While we remain vigilant with the recent uptick in COVID-19 cases, Leidos is stronger than ever, with new quarterly record levels of revenue and backlog consistent with our industry-leading organic growth."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	July 2, 2021	July 3, 2020
Revenues	$3,448	$2,914
Operating income	$269	$249
Operating margin	7.8%	8.5%
Net income attributable to Leidos shareholders	$169	$153
Diluted earnings per share (EPS)	$1.18	$1.06

Non-GAAP Measures*:
Adjusted EBITDA	$359	$343
Adjusted EBITDA margin	10.4%	11.8%
Non-GAAP diluted EPS	$1.52	$1.55

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Non-GAAP Financial Measures at the end of this press release for more information.
Revenues for the quarter were $3.45 billion, up 18% compared to the prior year quarter. Excluding acquired revenues of $58 million, revenues increased 16% organically. Revenues grew across all reportable segments; the largest contributors were the increase in veterans' disability examinations after the pause from the COVID-19 pandemic and the start-up of the Navy Next Generation IT contract.
Operating income for the quarter was $269 million, up 8.0% from the prior year quarter. Operating income margin decreased from 8.5% to 7.8% year-over-year as a result of the $81 million net gain recognized upon the receipt of proceeds related to the VirnetX, Inc. ("VirnetX") legal matter in the second quarter of fiscal year 2020. Net income attributable to Leidos shareholders was $169 million, or $1.18 per diluted share. Net income attributable to Leidos shareholders was up 10% and diluted EPS was up 11% from the second quarter of fiscal year 2020. The weighted average diluted share count for the quarter was 143 million compared to 144 million in the prior year quarter.

Adjusted EBITDA was $359 million for the second quarter, up 5% year-over-year; adjusted EBITDA margin decreased from 11.8% to 10.4% over the same period. Excluding the VirnetX gain in the prior period, adjusted EBITDA margin increased by 140 basis points in the quarter, primarily due to strong program management and better direct labor utilization. Non-GAAP net income was $218 million for the second quarter, which was down 2% year-over-year, and non-GAAP diluted EPS for the quarter was $1.52, which was down 2% compared to the second quarter of fiscal year 2020. Excluding the VirnetX gain, non-GAAP net income and diluted EPS were both up 37%.
Cash Flow Summary
Leidos generated $17 million of net cash provided by operating activities, used $396 million in investing activities, and provided $313 million by financing activities in the second quarter of fiscal year 2021. After adjusting for payments for property, equipment and software, quarterly free cash flow was an outflow of $4 million. The accounts receivable sale program decreased operating and free cash flow by $94 million. In addition, consistent with the high levels of organic growth, operating and free cash inflows ran below their typical levels to fund the start-up of new programs and the expansion of existing programs.
During the second quarter of fiscal year 2021, Leidos paid net consideration of $376 million to acquire Gibbs & Cox, Inc. ("Gibbs & Cox"), the largest independent ship design firm focused on naval architecture and marine engineering. The acquisition positions Leidos to provide a broad set of engineering solutions to the U.S. Navy and to an expanding set of foreign navies. To finance the acquisition, on May 7, 2021, Leidos entered into a senior unsecured term loan facility in an aggregate principal amount of $380 million with a maturity of 364 days.
In addition, Leidos paid down $27 million of debt and returned $48 million to shareholders as part of its regular quarterly cash dividend program. As of July 2, 2021, Leidos had $338 million in cash and cash equivalents and $5.1 billion of debt.
On July 30, 2021, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.36 per share on September 30, 2021 to stockholders of record at the close of business on September 15, 2021. The $0.02 per share increase in the quarterly dividend reflects Leidos' confidence in the future outlook and commitment to shareholder returns.
New Business Awards
Net bookings totaled $3.8 billion in the quarter, representing a book-to-bill ratio of 1.1. As a result, backlog at the end of the quarter was $33.5 billion, of which $7.2 billion was funded. Included in the quarterly bookings were several particularly important awards:
•En Route Automation Modernization (ERAM) System. The Federal Aviation Administration (FAA) has awarded initial tasking as part of a single source contract award to Leidos for the continued system integration, sustainment, and enhancement of the En Route Automation Modernization (ERAM) system. The ERAM system is critical for continued operations in the National Airspace System (NAS) and provides automation services for the en route domain at the 20 Continental United States Air Route Traffic Control Centers. This potential contract has a ten-year base period followed by two five-year option periods and a total estimated value of approximately $6.8 billion, if all options are exercised.
•Reserve Health Readiness Program III. Leidos was awarded a new prime contract by the U.S. Army Contracting Command-New Jersey to provide commercial health services to all U.S. military reserve component forces. Under the contract, QTC Medical Services, a Leidos company, will work with the Defense Health Agency program office to help ensure service members meet health requirements before, during and after deployment. Services will include physical, mental health and dental assessments along with laboratory and diagnostic services supported by a secure IT infrastructure and customer service call center. The single award, firm-fixed-price, cost-no-fee contract has a one-year base period of performance followed by four one-year options and a total estimated value of approximately $999 million, if all options are exercised.

In addition, Leidos received prime positions on several indefinite delivery/indefinite quantity (IDIQ) contracts that provide competitive differentiation and channels for future growth but are not included in bookings or backlog beyond any awarded task orders. The largest of these IDIQs were:
•Transportation Security Administration Screening Equipment Deployment Services. Leidos was awarded a prime contract by the Transportation Security Administration (TSA) to provide services related to the deployment of Transportation Screening Equipment (TSE). Under the contract, Leidos will conduct surveys while providing on-site coordination, design support, planning and execution for screening equipment installations, relocations and removals. In addition to airports, the contract includes security support for special events, such as presidential inaugurations and spectator events, along with international efforts. The single-award IDIQ award has a total ceiling value of $470.7 million.
•U.S. Air Force Intelligence Surveillance Reconnaissance Support. Leidos has been awarded a prime contract by the U.S. Air Force to provide solutions for a broad spectrum of aviation requirements for the Intelligence Surveillance Reconnaissance & Special Operations Forces (ISR/SOF) Directorate (WI), Sensors Division (WIN) Non-Standard Foreign Military Sales (FMS) branches. Under the contract, Leidos will provide a cadre of professionals and tools from across the industry to improve both U.S. and allied ISR capabilities. Leidos will also provide full aircraft and ISR sensor integration, procurement of hardware and spares, sustainment support and inspections for airworthiness/configuration. The multi-award IDIQ contract has a total estimated value of $950 million and includes a 13-year base period of performance with a 10-year ordering period and options up to three years, if exercised.
Forward Guidance
Leidos is reaffirming its fiscal year 2021 guidance as follows:

Revenues (billions)	$13.7 - $14.1
Adjusted EBITDA Margin	10.5% - 10.7%
Non-GAAP Diluted EPS	$6.35 - $6.65
Cash Flows Provided by Operating Activities (millions)	at or above $875
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, acquisition, integration and restructuring costs and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income attributable to Leidos shareholders, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income attributable to Leidos shareholders may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on August 3, 2021. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13720806.

About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. The Company's 40,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $12.30 billion for the fiscal year ended January 1, 2021.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and net cash flows provided by operating activities, as well as statements about our business contingency plans, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, our acquisitions and our payment of dividends. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, our ability to recover costs under contracts and insurance challenges; developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, or delays in the U.S. government budget process or approval of raising the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with Lockheed Martin's Information Systems & Global Solutions business; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of August 3, 2021. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
Revenues	$3,448	$2,914	$6,763	$5,803
Cost of revenues	2,950	2,531	5,798	5,025
Selling, general and administrative expenses	224	195	392	383
Bad debt expense and recoveries	(1)	(81)	(10)	(72)
Acquisition, integration and restructuring costs	10	16	15	28
Asset impairment charges	—	11	—	11
Equity earnings of non-consolidated subsidiaries	(4)	(7)	(9)	(13)
Operating income	269	249	577	441
Non-operating expense:
Interest expense, net	(46)	(41)	(91)	(89)
Other expense, net	—	(16)	(1)	(30)
Income before income taxes	223	192	485	322
Income tax expense	(53)	(38)	(110)	(53)
Net income	170	154	375	269
Less: net income attributable to non-controlling interest	1	1	1	1
Net income attributable to Leidos common stockholders	$169	$153	$374	$268

Earnings per share:
Basic	$1.20	$1.08	$2.65	$1.89
Diluted	1.18	1.06	2.62	1.86

Weighted average number of common shares outstanding:
Basic	141	142	141	142
Diluted	143	144	143	144

Cash dividends declared per share	$0.34	$0.34	$0.68	$0.68

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	July 2, 2021	January 1, 2021
Assets:
Cash and cash equivalents	$338	$524
Receivables, net	2,271	2,137
Inventory, net	251	276
Other current assets	403	402
Total current assets	3,263	3,339
Property, plant and equipment, net	654	604
Intangible assets, net	1,329	1,216
Goodwill	6,707	6,313
Operating lease right-of-use assets, net	634	581
Other assets	448	458
Total assets	$13,035	$12,511

Liabilities:
Accounts payable and accrued liabilities	$1,944	$2,175
Accrued payroll and employee benefits	683	632
Short-term debt and current portion of long-term debt	481	100
Total current liabilities	3,108	2,907
Long-term debt, net of current portion	4,639	4,644
Operating lease liabilities	600	564
Deferred tax liabilities	255	234
Other long-term liabilities	285	291
Total liabilities	8,887	8,640

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 142 million shares issued and outstanding at July 2, 2021 and January 1, 2021	—	—
Additional paid-in capital	2,509	2,580
Retained earnings	1,605	1,328
Accumulated other comprehensive loss	(15)	(46)
Total Leidos stockholders’ equity	4,099	3,862
Non-controlling interest	49	9
Total stockholders' equity	4,148	3,871
Total liabilities and stockholders' equity	$13,035	$12,511

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
Cash flows from operations:
Net income	$170	$154	$375	$269
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	80	71	157	132
Stock-based compensation	17	15	32	30
Loss on debt extinguishment	—	12	—	31
Asset impairment charges	—	11	—	11
Deferred income taxes	3	(3)	3	(1)
Other	(3)	2	(11)	11
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(79)	137	(89)	226
Other current assets and other long-term assets	86	58	91	15
Accounts payable and accrued liabilities and other long-term liabilities	(199)	(69)	(347)	(44)
Accrued payroll and employee benefits	(4)	2	46	70
Income taxes receivable/payable	(54)	32	(1)	44
Net cash provided by operating activities	17	422	256	794
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(375)	(968)	(593)	(2,610)
Payments for property, equipment and software	(21)	(46)	(47)	(90)
Other	—	—	—	1
Net cash used in investing activities	(396)	(1,014)	(640)	(2,699)
Cash flows from financing activities:
Proceeds from debt issuance	380	3,050	380	6,225
Payments of long-term debt	(27)	(2,276)	(53)	(4,203)
Payments for debt issuance costs	—	(27)	—	(39)
Dividend payments	(48)	(48)	(98)	(99)
Repurchases of stock and other	(3)	(2)	(126)	(34)
Capital distributions to non-controlling interests	(3)	—	(3)	—
Capital contributions from non-controlling interests	4	4	42	4
Proceeds from issuances of stock	10	8	23	16
Net cash provided by financing activities	313	709	165	1,870
Net (decrease) increase in cash, cash equivalents and restricted cash	(66)	117	(219)	(35)
Cash, cash equivalents and restricted cash at beginning of period	534	565	687	717
Cash, cash equivalents and restricted cash at end of period	$468	$682	$468	$682
Less: restricted cash at end of period	130	94	130	94
Cash and cash equivalents at end of period	$338	$588	$338	$588

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
Revenues:
Defense Solutions	$2,004	$1,757	$3,962	$3,462
Civil	799	758	1,565	1,412
Health	645	399	1,236	929
Total	$3,448	$2,914	$6,763	$5,803

Operating income (loss):
Defense Solutions	$137	$119	$289	$214
Civil	55	78	129	137
Health	107	1	209	74
Corporate	(30)	51	(50)	16
Total	$269	$249	$577	$441

Operating income margin:
Defense Solutions	6.8%	6.8%	7.3%	6.2%
Civil	6.9%	10.3%	8.2%	9.7%
Health	16.6%	0.3%	16.9%	8.0%
Total	7.8%	8.5%	8.5%	7.6%
Defense Solutions
Defense Solutions revenues of $2,004 million increased by 14%, compared to the prior year quarter. Excluding the $37 million of revenues from the acquisitions of 1901 Group (entire quarter from April 3, 2021 to July 2, 2021) and Gibbs & Cox (from acquisition date of May 7, 2021 to quarter ending date of July 2, 2021), the primary drivers of revenue growth were the start-up of the Navy Next Generation IT contract and increased weapons systems development. Defense Solutions operating income margin for the quarter remained unchanged at 6.8% compared to the prior year quarter. Non-GAAP operating income margin was 8.3%, compared to 8.1% in the prior year quarter.
Civil
Civil revenues of $799 million increased by 5%, compared to the prior year quarter. Excluding the $21 million of revenues from the acquisition of L3Harris Technologies' security detection and automation businesses ("SD&A Businesses") (from quarter beginning date of April 3, 2021 to acquisition year ending date of May 3, 2021), the primary driver of revenue growth was increased demand on large programs such as Hanford Site Integration. Civil operating income margin for the quarter decreased to 6.9% from 10.3% in the prior year quarter. Non-GAAP operating income margin was 9.1%, compared to 12.9% in the prior year quarter. The decline in segment profitability was primarily attributable to fewer deliveries of border and port security and airport screening systems.
Health
Health revenues of $645 million increased by 62%, compared to the prior year quarter, primarily as a result of the surge in veterans' disability examinations after the pause from the COVID-19 pandemic as well as increased volumes on the Defense Healthcare Management System Modernization (DHMSM) program and the ramp up of new programs such as the Military and Family Life Counseling (MFLC) program. Health operating income margin for the quarter improved to 16.6% from 0.3% in the prior year quarter. Non-GAAP operating income margin was 17.8%, compared to 5.3% in the prior year quarter. The improvement in segment profitability was primarily attributable to increased volume on fixed unit price programs and higher direct labor utilization on those programs.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	July 2, 2021			July 3, 2020
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,293	$14,154	$18,447	$4,275	$13,779	$18,054
Civil	1,608	7,493	9,101	1,695	6,634	8,329
Health	1,255	4,720	5,975	1,074	3,204	4,278
Total	$7,156	$26,367	$33,523	$7,044	$23,617	$30,661
The change in backlog for the Defense Solutions reportable segment reflects $751 million of backlog acquired as a result of the acquisitions of 1901 Group and Gibbs & Cox.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic growth, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic growth captures the revenue growth that is inherent in the underlying business excluding the impact of acquisitions made within the prior year; it is computed as current revenues excluding acquisition revenues within the last 12 months divided by previous year revenues.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with acquisitions.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Asset impairment charges – Represents impairments of long-lived tangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos shareholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by excluding expenditures for property, plant, and equipment from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic growth by reportable segment and total operations:

	Three Months Ended
	July 2, 2021	July 3, 2020	YoY Growth
Defense Solutions
Revenues, as reported	$2,004	$1,757	14%
1901 Group (acquired January 14, 2021) and Gibbs & Cox (acquired May 7, 2021)	37	—
Pro-forma revenues (Organic Growth Rate)	$1,967	$1,757	12%

Civil
Revenues, as reported	$799	$758	5%
SD&A Businesses (acquired May 4, 2020)	21	—
Pro-forma revenues (Organic Growth Rate)	$778	$758	3%

Health
Revenues, as reported	$645	$399	62%

Total Operations
Revenues, as reported	$3,448	$2,914	18%
Total SD&A Businesses, 1901 Group and Gibbs & Cox revenues	58	—
Pro-forma revenues (Organic Growth Rate)	$3,390	$2,914	16%
Acquired revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. As such, the revenues attributed to Gibbs & Cox and the SD&A Businesses represent partial quarter amounts: the SD&A Businesses from April 3, 2021 to May 3, 2021 and Gibbs & Cox from May 7, 2021 to July 2, 2021. The revenues attributed to 1901 Group represent a full quarter of revenues.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended July 2, 2021:

	Three Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$269	$10	$55	$334
Non-operating expense, net	(46)	—	—	(46)
Income before income taxes	223	10	55	288
Income tax expense(1)	(53)	(2)	(14)	(69)
Net income	170	8	41	219
Less: net income attributable to non-controlling interest	1	—	—	1
Net income attributable to Leidos common stockholders	$169	$8	$41	$218

Diluted EPS attributable to Leidos common stockholders	$1.18	$0.05	$0.29	$1.52
Diluted shares	143	143	143	143

	Three Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Income before income taxes	$223	$10	$55	$288
Depreciation expense	25	—	—	25
Amortization of intangibles	55	—	(55)	—
Interest expense, net	46	—	—	46
EBITDA	$349	$10	$—	$359
EBITDA margin	10.1%			10.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended July 3, 2020:

	Three Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$249	$16	$51	$—	$—	$11	$327
Non-operating expense, net	(57)	—	—	3	12	—	(42)
Income before income taxes	192	16	51	3	12	11	285
Income tax expense(1)	(38)	(4)	(13)	(1)	(3)	(2)	(61)
Net income	154	12	38	2	9	9	224
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$153	$12	$38	$2	$9	$9	$223

Diluted EPS attributable to Leidos common stockholders	$1.06	$0.09	$0.27	$0.01	$0.06	$0.06	$1.55
Diluted shares	144	144	144	144	144	144	144

	Three Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Income before income taxes	$192	$16	$51	$3	$12	$11	$285
Depreciation expense	20	—	—	—	—	—	20
Amortization of intangibles	51	—	(51)	—	—	—	—
Interest expense, net	41	—	—	(3)	—	—	38
EBITDA	$304	$16	$—	$—	$12	$11	$343
EBITDA margin	10.4%						11.8%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the six months ended July 2, 2021:

	Six Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$577	$15	$109	$701
Non-operating expense, net	(92)	—	—	(92)
Income before income taxes	485	15	109	609
Income tax expense (1)	(110)	(3)	(28)	(141)
Net income	375	12	81	468
Less: net income attributable to non-controlling interest	1	—	—	1
Net income attributable to Leidos common stockholders	$374	$12	$81	$467

Diluted EPS attributable to Leidos common stockholders	$2.62	$0.08	$0.57	$3.27
Diluted shares	143	143	143	143

	Six Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Income before income taxes	$485	$15	$109	$609
Depreciation expense	47	—	—	47
Amortization of intangibles	110	—	(109)	1
Interest expense, net	91	—	—	91
EBITDA	$733	$15	$—	$748
EBITDA margin	10.8%			11.1%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the six months ended July 3, 2020:

	Six Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$441	$28	$93	$—	$—	$11	$573
Non-operating expense, net	(119)	—	—	5	31	—	(83)
Income before income taxes	322	28	93	5	31	11	490
Income tax expense (1)	(53)	(7)	(24)	(1)	(8)	(2)	(95)
Net income	269	21	69	4	23	9	395
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$268	$21	$69	$4	$23	$9	$394

Diluted EPS attributable to Leidos common stockholders	$1.86	$0.15	$0.48	$0.03	$0.16	$0.06	$2.74
Diluted shares	144	144	144	144	144	144	144

	Six Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Loss on debt modification	Asset impairment charges	Non-GAAP results
Income before income taxes	$322	$28	$93	$5	$31	$11	$490
Depreciation expense	38	—	—	—	—	—	38
Amortization of intangibles	94	—	(93)	—	—	—	1
Interest expense, net	89	—	—	(5)	—	—	84
EBITDA	$543	$28	$—	$—	$31	$11	$613
EBITDA margin	9.4%						10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended July 2, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$137	$—	$29	$166	8.3%
Civil	55	—	18	73	9.1%
Health	107	—	8	115	17.8%
Corporate	(30)	10	—	(20)	NM
Total	$269	$10	$55	$334	9.7%

	Three Months Ended July 3, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$119	$1	$23	$—	$143	8.1%
Civil	78	1	19	—	98	12.9%
Health	1	—	9	11	21	5.3%
Corporate	51	14	—	—	65	NM
Total	$249	$16	$51	$11	$327	11.2%

	Six Months Ended July 2, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$289	$—	$57	$346	8.7%
Civil	129	—	36	165	10.5%
Health	209	—	16	225	18.2%
Corporate	(50)	15	—	(35)	NM
Total	$577	$15	$109	$701	10.4%

	Six Months Ended July 3, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$214	$1	$44	$—	$259	7.5%
Civil	137	1	31	—	169	12.0%
Health	74	—	18	11	103	11.1%
Corporate	16	26	—	—	42	NM
Total	$441	$28	$93	$11	$573	9.9%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	July 2, 2021	July 3, 2020
Net cash provided by operating activities	$17	$422
Payments for property, equipment and software	(21)	(46)
Free cash flow	$(4)	$376

Net income attributable to Leidos common stockholders	$169	$153
Acquisition, integration and restructuring costs(1)	8	12
Amortization of acquired intangibles(1)	41	38
Acquisition related financing costs(1)	—	2
Loss on debt modification(1)	—	9
Asset impairment charges(1)	—	9
Non-GAAP net income	$218	$223

Operating cash flow conversion ratio	10%	276%
Free cash flow conversion ratio	(2)%	169%
(1) After-tax expenses excluded from non-GAAP net income.